Exhibit 8.2

[Morgan Lewis letterhead appears here]

October 20, 2003

Legato Systems, Inc.

2350 West El Camino Real

Mountain View, CA 94040

Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Merger dated as of July 7, 2003 (the “Agreement”) by and among EMC Corporation, a Massachusetts corporation (“Parent”), Eclipse Merger Corporation, a Delaware corporation (“Merger Sub”), and Legato Systems, Inc., a Delaware corporation (“Company”), Merger Sub is to merge with and into the Company (the “First Merger”). We understand that, immediately subsequent to the First Merger, the Company is to merge into Parent with Parent surviving (the “Second Merger”, and together with the First Merger, the “Mergers”). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Agreement.

We have acted as legal counsel to Company in connection with the First Merger and in that connection you have requested our opinion regarding certain federal income tax consequences of the Mergers. As such, and for the purpose of rendering our opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1.	The Agreement;

2.	The Registration Statement on Form S-4 (No. 333-107530) and the Proxy Statement-Prospectus included therein filed with the Securities and Exchange Commission by EMC and Company on July 31, 2003, and Amendment No. 1 to the Form S-4 filed with the Securities and Exchange Commission by EMC and Company on September 12, 2003;

3.	The representations made to us by Parent in its letter to us dated October 20, 2003 (the “Parent Tax Certificate”);

4.	The representations made to us by the Company in its letter to us dated October 20, 2003 (the “Company Tax Certificate”); and

5.	Such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and the Company and to the consummation of the Mergers as we have deemed necessary or appropriate for purposes of our opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation, (i) that the First Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Agreement without the waiver of any conditions to any party’s obligation to effect the Merger, and that the Second Merger will be effected immediately subsequent to the First Merger as part of a single integrated plan, (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the relevant Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of statements and representations contained in the Documents, (vi) that covenants and warranties set forth in the Documents will be complied with and (vii) that the Mergers will be effective under applicable state law.

Furthermore, as to certain facts material to our opinion, we have relied, with your permission and without independent investigation, upon the accuracy of statements and representations of officers of the Parent, Merger Sub and the Company contained in the Parent Officer’s Tax Certificate and the Company Officer’s Tax Certificate and have assumed, with your permission and without independent investigation, that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken.

Based on the assumptions specified herein and on the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder, and judicial and administrative interpretations thereof, all in effect as of today’s date, it is our opinion that the Mergers will constitute a reorganization within the meaning of Section 368(a) of the Code and that the discussion contained in the Proxy Statement/Prospectus under the caption “The Merger – Material United States Federal Income Tax Consideration,” subject to the limitations, qualifications and assumptions described therein, sets forth the material United States federal income tax considerations applicable to the Company’s stockholders in the Mergers.

Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements and judicial authority, all as in effect as of today’s date. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. If any of the facts and assumptions pertinent to the federal income tax treatment of the Mergers specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion. In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Mergers or any other transactions.

This opinion is being provided solely for the benefit of the Company and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. No other person or party shall be entitled to rely on this opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the section captioned “Material United States Federal Income Tax Considerations” in the Proxy Statement/Prospectus. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis and Bockius LLP